Exhbit 99.1

ARID™ water management technology from Big Cat Energy
To be boosted in market by Universal Well Site Solutions

    UPTON, WY – Big Cat Energy Corporation (OTCBB:BCTE) announced today that its patented ARID™ underground water management system, which allows coal bed methane operators to re-inject the water by-product at a fraction of the cost of current technology, will be marketed in the U.S. by Universal Well Site Solutions, a CBM industry leader.

    ARID™, the Aquifer Recharge Injection Device, uses the existing well bore to move water from the target coal seam to a shallower depleted aquifer of similar water quality. With the ARID™ tool and process in use, the production well will not require the discharge of any produced water or the use of a separate re-injection well for any of the produced water.

    “Universal Well Site Solutions has the marketing power, industry relationships, stellar reputation and dedicated sales and marketing team we believe will help our ARID™ technology become the process of choice for CBM operators seeking to cut costs and optimize production,” said Tim Barritt, President, CEO and Director of Big Cat Energy Corporation (www.bigcatenergy.com).

ENVIRONMENTAL BENEFITS

    Cathy Conner, CEO and Chairman of Universal Well Site Solutions (www.universalwellsite.com), based in Oklahoma City, called the ARID™ an industry breakthrough that should be welcomed by CBM producers as a primary tool in their down-hole water management solutions.

    “This is a green solution that we know will be received well by ranchers, farmers, environmentalists and regulators who are concerned – as everyone is – about underground water quality, availability and recharge,” said Conner. “Leaving the water underground where nature intended it to be is a major step forward for the environment, in addition to the dollar savings for gas producers looking for every financial advantage they can find in this market. Because of its many benefits to end-users and the environment, we look forward to marketing the ARID™ in the U.S. and later in key CBM markets globally.”

    “One of the primary benefits of our ARID™ system is that the water never leaves the well bore,” said Barritt. “It is redirected into different aquifer zones, which are easily identified from the geophysical logs the company runs to confirm the coal zones when the well is first drilled.”

    Details of the ARID™ technology, specifications and applications can be viewed at http://www.bigcatenergy.com/bigcat/s/ARID.htm.

Or contact:

Investor Relations
investor@bigcatenergy.com
1-866-912-BCTE (2283)

Sales Contact Information:

Universal Well Site Solutions-Cathy Conner
405-206-0616
970-484-5550

Forward-Looking Statements
Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.